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                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: February 16, 1996


                  MASSACHUSETTS ELECTRIC COMPANY

        (exact name of registrant as specified in charter)


Massachusetts            0-5464              04-1988940
(state or other          (Commission         (I.R.S. Employer
jurisdiction of          File No.)           Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

             (Address of principal executive offices)

                          (508) 389-2000

       (Registrant's telephone number, including area code)
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Item 5.  Other Events
_____________________


     On February 16, 1996, Massachusetts Electric Company (Mass. Electric), a subsidiary of New England Electric System (NEES), filed a plan with the Massachusetts Department of Public Utilities (MDPU) to allow all customers of electric utilities in Massachusetts to choose their power supplier beginning in 1998. The NEES Companies have previously disclosed most of the elements of the plan called, Choice: New England.

     Mass. Electric serves approximately 35 percent of the electric customers in Massachusetts. New England Power Company
(NEP), another NEES subsidiary, is Mass. Electric's all-requirements wholesale supplier of electricity. The NEES
Companies derive approximately 72 percent of their revenues from customers in Massachusetts.

     Choice: New England provides for the recovery of the cost of past generation commitments through a transition access charge on utility transmission and distribution wires. Those past commitments are divided into four categories: generating plant commitments, regulatory assets, above market power contracts, and nuclear costs independent of plant operation (costs which would not be eliminated by shutting the plants down, such as decommissioning costs). The portion of these commitments to serve Massachusetts customers of the NEES Companies is currently estimated at approximately $3 billion on a net present value basis using 1998 dollars. Generating plant commitments and regulatory assets would be recovered over 10 years. The return on equity on unrecovered costs would be reduced to one percentage point over the rate on long-term "BBB" rated utility bonds. This lower return on equity (currently estimated to be 9 percent) would reduce the total access charge in Massachusetts over the period by approximately $100 million on a present value basis when compared to the allowed return on equity. The above market portion of power contract costs and nuclear costs independent of operation would be recovered as incurred over the life of those obligations, which is expected to be longer than 10 years.

     Three other utilities and the Massachusetts Division of Energy Resources (DOER) also filed restructuring plans with the MDPU in February 1996. The DOER's plan also calls for direct access for all customers beginning in 1998 with a pilot program beginning in 1997. The DOER plan, however, proposes that, in exchange for stranded cost recovery, utilities be required to divest their generating assets, either through sale or spinoff. The NEES Companies are opposed to mandatory divestiture of generation assets. The timetable for consideration of the various plans by the MDPU is uncertain. There can be no assurance that any final order by the MDPU will include access charges that
would recover all past commitment costs.   The transition access
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charges proposed in Choice: New England are also subject to approval by the Federal Energy Regulatory Commission.

     Mass. Electric also announced that it will request the MDPU to allow the implementation of two pilot programs to test Choice:
New England. The first would allow high technology customers representing one percent of the NEES Companies retail sales to have direct access to alternative power suppliers beginning in July 1996. The second would allow residential and small business customers representing 0.5 percent of the NEES Companies retail sales to have direct access beginning September 1, 1996.

     For a discussion of risk factors and possible accounting consequences see the NEES Form 8-K dated February 7, 1996.


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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                             MASSACHUSETTS ELECTRIC COMPANY


                                    s/Michael E. Jesanis
                                             By _________________________
                                    Michael E. Jesanis,
                                    Treasurer


Date: February 16, 1996